As filed with the Securities and Exchange Commission on January 31, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Authentidate Holding Corp.

(Exact name of Registrant as specified in its charter)

Delaware	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

(978) 787-1700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2011 Omnibus Equity Incentive Plan

(Full title of the Plan)

O’Connell Benjamin

Chief Executive Officer

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

(978) 787-1700

Copies to:

Victor J. DiGioia, Esq.

Michael A. Goldstein, Esq.

Becker & Poliakoff, LLP

45 Broadway

New York, New York 10006

(212) 599-3322

(Name and address, including zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,290,538	$0.68 (2)	$4,277,566	$490.21
Common Stock, par value $0.001 per share	409,462	$0.82 (3)	$335,759	$38.48
Total	6,700,000		$4,613,325	$528.69

(1)	This Registration Statement covers 6,700,000 shares of common stock issuable under the Registrant’s 2011 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h). The Proposed Maximum Offering Price Per Share is based upon the average of the reported high and low sales prices per share of the common stock of Authentidate Holding Corp., on January 30, 2012, as reported by the NASDAQ Stock Market.
(3)	Represents shares of the Registrant’s common stock subject to outstanding option awards granted under the Plan. This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the weighted average exercise price per share of the outstanding options granted under the Plan.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the Plans are exercised.

PART I

Information Required in the Section 10(a) Prospectus

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 6,700,000 shares of common stock of the Registrant to be issued pursuant to the Registrant’s 2011 Omnibus Equity Incentive Plan (the “Plan”).

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the Commission under the Securities Act on October 13, 2011;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above; and

(3) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 17, 2000.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation limits the liability of our directors and provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or an unlawful stock purchase or redemption, and (iv) any transaction from which a director derives an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify our directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we shall indemnify our directors to the fullest extent authorized under the laws of the State of Delaware. Our bylaws also provide that our Board of Directors shall have the power to indemnify any other person that is a party to an action, suit or proceeding by reason of the fact that the person is an officer or employee of our company. We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

5.1	Opinion of Becker & Poliakoff, LLP

10.1	2011 Omnibus Equity Incentive Plan (incorporated by reference herein to Exhibit A to Definitive Proxy Statement filed with the Commission on July 27, 2011).

23.1	Consent of EisnerAmper, LLP, independent registered public accounting firm

23.2	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Berkeley Heights, State of New Jersey, January 31, 2012.

Authentidate Holding Corp.

By:	/s/ O’Connell Benjamin
O’Connell Benjamin
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints O’Connell Benjamin, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ O’Connell Benjamin	Chief Executive Officer, President and Director	January 31, 2012
O’Connell Benjamin	(Principal Executive Officer)

/s/ J. Edward Sheridan	Chairman of the Board	January 31, 2012
J. Edward Sheridan

/s/ J. David Luce	Director	January 31, 2012
J. David Luce

/s/ John Waters	Director	January 31, 2012
John Waters

/s/ Todd A. Borus, M.D.	Director	January 31, 2012
Todd A. Borus, M.D.

/s/ William A. Marshall	Chief Financial Officer & Treasurer	January 31, 2012
William A. Marshall	(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description

4.1	2011 Omnibus Equity Incentive Plan (incorporated by reference herein to Exhibit A to Definitive Proxy Statement filed with the Commission on July 27, 2011).

5.1	Opinion of Becker & Poliakoff, LLP

23.1	Consent of EisnerAmper, LLP, independent registered public accounting firm

23.2	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)